Exhibit 3.1
CERTIFICATE OF DESIGNATIONS
OF
CONVERTIBLE PERPETUAL PREFERRED STOCK, SERIES B-1
OF
Sirius XM Radio Inc.
Pursuant to Section 151 of the
General Corporation Law
of the State of Delaware
     Sirius XM Radio Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Sections 103 and 151 thereof, Does Hereby Certify:
     First: The Amended and Restated Certificate of Incorporation of the Company authorizes the issuance of 50,000,000 shares of preferred stock, par value $0.001 per share, of the Company (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to fix by resolution or resolutions the number of shares constituting and the designation of each series of Preferred Stock, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof.
     Second: The Board of Directors, in accordance with the provisions of the Amended and Restated Certificate of Incorporation, as amended, the Amended and Restated By-laws of the Company and applicable law, adopted the following resolution on March 5, 2009, providing for the issuance of a series of 12,500,000 shares of Preferred Stock of the Company designated as “Convertible Perpetual Preferred Stock, Series B-1”.
     Resolved, that pursuant to the provisions of the Amended and Restated Certificate of Incorporation, the Amended and Restated By-laws of the Company and applicable law, a series of Preferred Stock, par value $0.001 per share, of the Company be and hereby is created, and that the number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

RIGHTS AND PREFERENCES
          Section 1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the “Convertible Perpetual Preferred Stock, Series B-1” (the “Series B-1 Preferred Stock”). The number of shares constituting such series shall be 12,500,000; provided that the Company may decrease such number from time to time, (but not below a number equal to the sum of the number of shares of Series B-1 Preferred Stock then outstanding plus the number of shares of Series B-2 Preferred Stock (as defined below) then outstanding) by an amount equal to the number of shares of Series B-2 Preferred Stock which are converted into Common Stock pursuant to the Series B-2 Preferred Stock Certificate of Designations. Other than shares issued (x) pursuant to the Investment Agreement, (y) upon conversion of any outstanding shares of Series B-2 Preferred Stock issued pursuant to the Investment Agreement, or (z) in connection with a stock split, dividend or distribution payable only to Holders of Series B-1 Preferred Stock in respect of existing shares of Series B-1 Preferred Stock, so long as any shares of Series B-1 Preferred Stock or Series B-2 Preferred Stock are issued and outstanding, the Company shall not issue, or enter into any agreement to issue, any shares of Series B-1 Preferred Stock, or increase the authorized number of shares of Series B-1 Preferred Stock, without the prior written consent or affirmative vote of the Holders of at least 75% of the then outstanding shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a separate class.
          Section 2. Ranking. (a) The Series B-1 Preferred Stock will rank, with respect to dividend rights, on a parity with the Company’s series of preferred stock designated as the “Convertible Perpetual Non-Voting Preferred Stock, Series B-2” (the “Series B-2 Preferred Stock”), the Company’s common stock, par value $0.001 per share (the “Common Stock”), the Series A Convertible Preferred Stock, each other class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank on a parity with the Series B-1 Preferred Stock as to dividend rights and each other class or series of capital stock the terms of which do not expressly provide that it ranks senior to or junior to the Series B-1 Preferred Stock as to dividend rights (provided that any such other class or series of capital stock is authorized in accordance with the terms of Section 12 of this Certificate of Designations, to the extent Section 12 remains applicable at the time such class or series of capital stock is authorized).
          (b) The Series B-1 Preferred Stock will rank, with respect to rights on liquidation, winding-up and dissolution, (i) on a parity with the Series B-2 Preferred Stock and each other class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank on a parity with the Series B-1 Preferred Stock as to rights on liquidation, winding-up and dissolution of the Company (provided that any such other class or series of capital stock is authorized in accordance with the terms of Section 12 of this Certificate of Designations, to the extent Section 12 remains applicable at the time such class or series of capital stock is authorized) and (ii) senior to the Common Stock, and the Series A Convertible Preferred Stock and each other class or series of capital stock the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B-1 Preferred Stock as to rights on liquidation, winding-up and dissolution of the Company (provided that any such other class or series of capital stock is authorized in accordance with the terms of Section 12 of this Certificate of Designations, to the extent Section 12 remains applicable at the time such class or series of capital stock is authorized).
          (c) The Series B-2 Preferred Stock and each other class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank on a parity with the Series B-1 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (provided that any such other class or series of capital stock is authorized in accordance with the terms of Section 12 of this Certificate of Designations, to the extent Section 12 remains applicable at the time such class or series of capital stock is authorized) are herein referred to as “Parity Securities.”
          Section 3. Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:
     “Adjustment Event” has the meaning set forth in Section 17(e).
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, (i) “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing, (ii) natural persons shall not be deemed to be Affiliates of each other, (iii) the Company and its Subsidiaries shall not be deemed to be Affiliates of the Liberty Parties (as defined in the Investment Agreement), and (iv) the DirecTV Group, Inc. (“DirecTV”) and its Subsidiaries shall not be deemed to be Affiliates of Liberty Media Corporation and its Subsidiaries.
     “Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act in the relevant matter on behalf of such board of directors.
     “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City, New York are generally required or authorized by law to be closed.

     “Certificate of Designations” means this Certificate of Designations of Sirius XM Radio Inc., dated March 5, 2009.
     “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended.
     “Close of Business” means (i) with respect to the Record Date for any issuance, dividend, or distribution declared, paid or made on or with respect to any capital stock of the Company, the closing of the Company’s stock register on such date, for the purpose of determining the holders of capital stock entitled to receive such issuance, dividend or distribution, and (ii) in all other cases, 6:00 pm, New York City time, on the date in question.
     “Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price on such date or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on The NASDAQ Global Select Market. If the Common Stock (or other relevant capital stock or equity interest) is not traded on The NASDAQ Global Select Market on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price on such date as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price on such date for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.
     For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on The NASDAQ Global Select Market shall be such closing sale price and last reported sale price as reflected on the website of The NASDAQ Global Select Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of The NASDAQ Global Select Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of The NASDAQ Global Select Market shall govern.

     “Committee Rights” has the meaning set forth in Section 11(f).
     “Common Stock” has the meaning set forth in Section 2(a).
     “Common Stock Outstanding” has the meaning set forth in Section 9(a).
     “Company” means Sirius XM Radio Inc., a Delaware corporation.
     “Conversion Date” has the meaning set forth in Section 7.
     “Conversion Rate” means 206.9581409 shares of Common Stock per share of Series B-1 Preferred Stock, subject to adjustment in accordance with the provisions of this Certificate of Designation.
     “Current Market Price” means, in the case of any distribution of rights, warrants or Distributed Property giving rise to an adjustment to the Conversion Price pursuant to Section 9(c) or Section 9(d), the average of the daily Closing Price per share of the Common Stock or other securities, as applicable, on each of the five consecutive Trading Days ending on and including the third Trading Day preceding the Record Date for such distribution.
     “Distributed Property” has the meaning set forth in Section 9(d).
     “Exchange Property” has the meaning set forth in Section 10(a).
     “Holder” means the Person in whose name the shares of the Series B-1 Preferred Stock are registered, which may be treated by the Company and the Company’s transfer agent and registrar as the absolute owner of the shares of Series B-1 Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.
     “Independent Director” means a natural person who, at the time he or she stands for election to the Board of Directors, meets all of the requirements of the definition of an “independent director” under the NASDAQ Marketplace Rules.
     “Investment Agreement” means the Investment Agreement, dated as of February 17, 2009, between the Company and Liberty Radio, LLC, a Delaware limited liability company, as amended.
     “Issue Date” means the date upon which any shares of Series B-1 Preferred Stock are first issued.
     “Liquidation Preference” means, as to the Series B-1 Preferred Stock, $0.001 per share (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series B-1 Preferred Stock).

     “Parity Securities” has the meaning set forth in Section 2(c). For the avoidance of doubt, the term “Parity Securities” does not mean or include the Common Stock.
     “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
     “Preferred Stock” has the meaning set forth in the recitals.
     “Record Date” means, with respect to any issuance, dividend, or distribution declared, paid or made on or with respect to any capital stock of the Company, the date fixed for the determination of the stockholders entitled to receive such issuance, dividend or distribution.
     “Reorganization Event” has the meaning set forth in Section 10(a).
     “Series A Preferred Stock” means the shares of the Company’s Series A Convertible Preferred Stock.
     “Series B-1 Directors” has the meaning set forth in Section 11(b).
     “Series B-1 Preferred Stock” has the meaning set forth in Section 1.
     “Series B-2 Preferred Stock” has the meaning set forth in Section 2.
     “Trading Day” means a day on which the shares of Common Stock:
     (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the Close of Business; and
     (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.
     “Transfer” means a transfer, directly or indirectly, of beneficial ownership of shares of Series B-1 Preferred Stock by the Holder thereof to any Person. For the avoidance of doubt, as used herein the term Transfer does not include a Qualified Hedging Transaction, a Qualified Pledge, or a Qualified Stock Lending Transaction, as such terms are defined in the Investment Agreement.
     “Trigger Event” has the meaning set forth in Section 9(g).

     “Washington D.C. Property” means the properties located at 1500 Eckington Place NE, Washington D.C. 20002 and 60 Florida Avenue NE, NE, Washington D.C. 20002.
          Section 4. Dividends. (a) From and after the Issue Date, Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of any funds legally available therefor, non-cumulative cash dividends in the amount determined as set forth in Section 4(b), and no more.
          (b) If the Board of Directors declares and pays a cash dividend in respect of Common Stock or any other dividend or distribution in respect of Common Stock for which no adjustment in the Conversion Rate is required to be made pursuant to Section 9 or Section 10 (other than a distribution of rights issued pursuant to a stockholders’ rights plan (in which event the provisions of Section 9(g) shall apply), including without limitation any dividend or distribution declared before and paid after the Issue Date, then the Board of Directors shall declare and pay to the Holders of the Series B-1 Preferred Stock, on the same dates on which such cash dividend (or other dividend or distribution) is declared or paid, as applicable, on the Common Stock, a dividend or distribution in the same form and in an amount per share of Series B-1 Preferred Stock equal to the product of (i) the per share dividend or distribution declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Series B-1 Preferred Stock is then convertible; provided, however, that to the extent that the Company declares a dividend on the Series B-1 Preferred Stock and any class or series of capital stock that ranks on parity with the Series B-1 Preferred Stock with respect to dividend rights but does not make the full payment of such declared dividends, the Company shall allocate the dividend payments on a pro rata basis among the Holders of the Series B-1 Preferred Stock and the holders of any class or series of capital stock that ranks on parity with the Series B-1 Preferred Stock with respect to dividend rights.
          (c) Each dividend will be payable to Holders of record as they appear in the records of the Company at the Close of Business on the Record Date therefor, which shall be the same day as the Record Date for the payment of the corresponding dividend to the holders of shares of Common Stock.
          (d) Dividends on the Series B-1 Preferred Stock are non-cumulative. Declared and unpaid dividends shall bear no interest (except to the extent of any interest on such dividends payable in respect of the Common Stock).
          Section 5. Liquidation. (a)  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders of Series B-1 Preferred Stock shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to stockholders of the Company, after satisfaction of all liabilities, if any, to creditors of the Company and subject to Section

5(b) and to the rights of holders of any shares of capital stock of the Company then outstanding ranking senior to the Series B-1 Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Company, and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other classes or series of capital stock of the Company ranking junior to the Series B-1 Preferred Stock as to such distribution, a liquidating distribution in an amount equal to (i) the Liquidation Preference per share, together with an amount equal to all dividends, if any, that have been declared but not paid on the shares of Series B-1 Preferred Stock prior to the date of payment of such distribution (but without any accumulation in respect of dividends that have not been declared prior to such payment date) plus (ii) the amount of the liquidating distributions, as determined by the Company (or the trustee or other Person or Persons administering the liquidation, dissolution or winding-up of the Company in accordance with applicable law) as of a date that is at least 10 Business Days before the first liquidating distribution is made on Series B-1 Preferred Stock, that would be made on the number of shares of Common Stock into which such shares of Series B-1 Preferred Stock are then convertible on such date of determination and after any liquidating distribution having been made on shares of Series B-1 Preferred Stock, as adjusted for any actions between such date of determination and the liquidation date as would require a change in the Conversion Rate hereunder.
          (b) In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B-1 Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.
          (c) The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business or other assets will not constitute its liquidation, dissolution or winding up.
          Section 6. Maturity. The Series B-1 Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designations.
          Section 7. Conversion. Each share of Series B-1 Preferred Stock shall be convertible, at the option of the Holder thereof, at any time, and from time to time, into the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the Conversion Rate in effect at the time of conversion (subject to aggregation and the payment of cash in lieu of fractional shares as provided in Section 13 of this Certificate of Designations). In order to convert shares of Series B-1 Preferred Stock into shares of Common Stock, the Holder must surrender the certificates representing such shares of Series B-1 Preferred Stock, accompanied by transfer instruments reasonably satisfactory to the Company, at the principal office of the Company (or such other place mutually acceptable to the Holder and the Company), together with written notice that such Holder elects to convert all or such number of shares represented by such certificates as specified therein. With respect to a conversion pursuant to this Section 7, the date of receipt of such certificates, together with such notice, by the Company or its authorized agent will be the date of conversion (the “Conversion Date”). In the event that a Holder Transfers shares of Series B-1 Preferred Stock, other than in connection with a Transfer permitted by and in accordance with the terms of Section 4.2(b)(1) or (2) of the Investment Agreement, such shares of Series B-1 Preferred Stock so Transferred shall be automatically converted into shares of Common Stock at the Conversion Rate then in effect immediately prior to such Transfer by a Holder (in which case the date of such Transfer shall be deemed to be the Conversion Date).
          Section 8. Conversion Procedures. (a)  On the Conversion Date with respect to any share of Series B-1 Preferred Stock, certificates representing shares of Common Stock shall be promptly issued and delivered to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing the Series B-1 Preferred Stock to the Company and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.
          (b) From and after the Conversion Date, the shares of Series B-1 Preferred Stock to be converted on such Conversion Date will cease to be entitled to any dividends that may thereafter be declared on the Series B-1 Preferred Stock; said shares of Series B-1 Preferred Stock will no longer be deemed to be outstanding for any purpose; and all rights (except the right to receive from the Company the Common Stock upon conversion thereof and any dividends previously declared on the Series B-1 Preferred Stock but not paid) of the Holder of such shares of Series B-1 Preferred Stock to be converted shall cease and terminate with respect to such shares. Prior to the Conversion Date, except as otherwise provided herein, Holders shall have no rights as owners of the Common Stock (or other relevant capital stock or equity interest into which the Series B-1 Preferred Stock may then be convertible in accordance herewith) (including voting powers, and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series B-1 Preferred Stock.
          (c) Shares of Series B-1 Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise reacquired by the Company, will resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and will be available for future issuance, but shall not be reissued as shares of Series B-1 Preferred Stock. The Company may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B-1

Preferred Stock, but not below the aggregate number of shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock then outstanding.
          (d) The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series B-1 Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the Close of Business on the Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series B-1 Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.
          Section 9. Anti-Dilution Adjustments. (a)  The Conversion Rate shall be subject to adjustment from time to time in accordance with this Section 9. The term “Common Stock Outstanding” at any given time shall mean the number of shares of Common Stock issued and outstanding at such time.
          (b) If the Company, at any time or from time to time while any of the Series B-1 Preferred Stock is outstanding, shall (1) pay a dividend or make a distribution on its outstanding shares of Common Stock in shares of its Common Stock, (2) subdivide the then outstanding shares of Common Stock into a greater number of shares of Common Stock, or (3) combine the then outstanding shares of Common Stock into a smaller number of shares of Common Stock (other than a dividend, distribution, subdivision or combination in connection with a transaction to which Section 10 applies), then the Conversion Rate in effect at the Close of Business on the Record Date for such dividend or distribution, or immediately preceding the effective time and date of such subdivision or combination shall be adjusted, effective at such time, so that the holder of each share of the Series B-1 Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of capital stock of the Company that such holder would have owned or been entitled to receive immediately following such action had such shares of Series B-1 Preferred Stock been converted immediately prior to such time.
If any dividend or distribution that is the subject of this Section 9(b) is declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. The Company will not pay any dividend or make any distribution on shares of Common Stock held in treasury, if any.

          (c) If the Company, at any time or from time to time while any of the Series B-1 Preferred Stock is outstanding, distributes to holders of all or substantially all of the Common Stock any rights or warrants (other than a distribution of rights issued pursuant to a stockholders’ rights plan, to the extent such rights are attached to shares of Common Stock (in which event the provisions of Section 9(g) shall apply), a dividend reinvestment plan or an issuance in connection with a transaction in which Section 10 applies) entitling them (for a period of not more than 60 calendar days from the issuance date of such distribution) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price of the Common Stock on the Record Date fixed for the determination of stockholders entitled to receive such rights or warrants, the Conversion Rate shall be adjusted, effective as of the Close of Business on such Record Date for such distribution, based on the following formula:
where

CR0	=	the Conversion Rate in effect at the Close of Business on the Record Date for such distribution;

CR’	=	the Conversion Rate in effect immediately following the Close of Business on the Record Date for such distribution;

OS0	=	the number of shares of Common Stock Outstanding at the Close of Business on the Record Date for such issuance;

X	=	the total number of shares of Common Stock issuable pursuant to such rights or warrants; and

Y	=	the number of shares of Common Stock equal to (x) the aggregate price payable to exercise such rights or warrants divided by (y) the Current Market Price of the Common Stock.

In the event that such rights or warrants described in this Section 9(c) are not so issued, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that shares of Common Stock are not delivered pursuant to such rights or warrants upon the expiration or termination of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the distribution of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate price payable to exercise such rights or warrants, there shall be taken into account any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors. For purposes of this Section 9(c), the number of shares of Common Stock Outstanding at the Close of Business on the Record Date for such issuance shall not include shares of Common Stock held in treasury, if any. The Company will not issue any such rights or warrants in respect of shares of Common Stock held in treasury, if any. If an adjustment to the Conversion Rate may be required pursuant to this Section 9(c), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required pursuant to this Section 9(c) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 9(c).
          (d) If the Company, at any time or from time to time while any of the Series B-1 Preferred Stock is outstanding, shall, by dividend or otherwise, distribute to holders of all or substantially all of the Common Stock shares of any class of capital stock of the Company, evidences of its indebtedness, assets, property or rights or warrants to acquire the Company’s capital stock or other securities, but excluding:

     (i) any dividends or distributions as to which an adjustment under another subsection of Section 9 shall apply;
     (ii) any dividends or distributions in which the Holders of the Series B-1 Preferred Stock share on an as-converted basis in accordance with Section 4(b);
     (iii) any dividends or distributions in connection with a transaction to which Section 10 applies; and
     (iv) any Spin-Offs to which the provision set forth below in this Section 9(d) shall apply
(any such shares of capital stock, indebtedness, assets, property or rights or warrants to acquire Common Stock or other securities, hereinafter in this Section 9(d) called the “Distributed Property”), then, in each such case the Conversion Rate shall be adjusted effective as of the Close of Business on the Record Date for such distribution, based on the following formula:
where

CR0	=	the Conversion Rate in effect at the Close of Business on the Record Date for such distribution;

CR’	=	the Conversion Rate in effect immediately following the Close of Business, on the Record Date for such distribution;

SP0	=	the Current Market Price of the Common Stock; and

FMV	=	the fair market value (as determined by the Board of Directors or a duly authorized committee thereof) on the Record Date for such distribution of the Distributed Property applicable to one share of Common Stock.
Notwithstanding the foregoing, where there has been a payment of a dividend or other distribution on the Common Stock consisting of shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company (a “Spin-Off”) that are, or when issued will be, traded or listed on the New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or any other U.S. national securities exchange or association, the Conversion Rate shall be adjusted, effective as of the Close of Business on the Trading Day immediately preceding the effective date of the Spin-Off, based on the following formula:
where

CR0	=	the Conversion Rate in effect at the Close of Business on the Trading Day immediately preceding the effective date of the Spin-Off;

CR’	=	the Conversion Rate in effect immediately following the Close of Business on the Trading Day immediately preceding the effective date of the Spin-Off;

FMV	=	the average of the Closing Prices of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period beginning on, and including, the effective date of the Spin-Off; and

MP0	=	the average of the Closing Prices of the Common Stock over the 10 consecutive Trading Day period beginning on, and including, the effective date of the Spin-Off.

If any dividend or distribution of the type described in this Section 9(d) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If an adjustment to the Conversion Rate is required under this Section 9(d), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 9(d) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 9(d).
          (e) (i) All calculations under this Section 9 shall be made to the nearest 1/100,000 of a share of Common Stock per share of Preferred Stock. No adjustment in the Conversion Rate is required if the amount of such adjustment would be less than 1%; provided, however, that any such adjustment not required to be made pursuant to this Section 9(e)(i) will be carried forward and taken into account in any subsequent adjustment.
     (ii) No adjustment to the Conversion Rate shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series B-1 Preferred Stock (including without limitation pursuant to Section 4(b) hereof), without having to convert the Series B-1 Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series B-1 Preferred Stock may then be converted.
     (iii) Notwithstanding the foregoing, the Conversion Rate shall not be adjusted:
     (A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;
     (B) subject to the Company’s compliance with the applicable terms of the Investment Agreement, upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;
     (C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series B-1 Preferred Stock were first issued;

     (D) for a change in the par value of Common Stock; or
     (E) for accrued and unpaid dividends on the Series B-1 Preferred Stock.
          (f) Whenever the Conversion Rate is to be adjusted in accordance with Section 9, the Company shall: (i) compute the Conversion Rate in accordance with Section 9, taking into account Section 9(e)(i) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Rate pursuant to Section 9, taking into account Section 9(e)(i) (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Rate in accordance with Section 9 hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.
          (g) Rights Plans. If the Company has a rights plan in effect with respect to the Common Stock on the Conversion Date, upon conversion of any shares of the Series B-1 Preferred Stock, Holders of such shares will receive, in addition to the shares of Common Stock, the rights under the rights plan relating to such Common Stock, unless, prior to the Conversion Date, the rights have (i) become exercisable or (ii) separated from the shares of Common Stock (the first of events to occur being the “Trigger Event”), in either of which cases the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of the Common Stock as described in Section 9(c) (without giving effect to the 60 day limit on the exercisability of rights and warrants ordinarily subject to such Section 9(c)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Company for shares of Common Stock, the Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Company had instead issued the shares of Common Stock issued upon such exchange as a dividend or distribution of shares of Common Stock subject to Section 9(b).
          Section 10. Reorganization Events. (a) In the event that there occurs:
     (i) any consolidation, merger or other similar business combination of the Company with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;

     (ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company;
     (iii) any reclassification, recapitalization, or reorganization of the Common Stock into securities including securities other than the Common Stock; or
     (iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a consolidation, merger or other business combination);
(any such event specified in this Section 10(a), a “Reorganization Event”); each share of Series B-1 Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the Holders thereof and subject to Section 10(e), remain outstanding but shall become convertible, at the option of the Holders into the kind of securities, cash and other property receivable in such Reorganization Event by a holder (other than the counterparty to the Reorganization Event or an Affiliate of such other party) of the number of shares of Common Stock into which each share of Series B-1 Preferred Stock would then be convertible (such securities, cash and other property, the “Exchange Property”).
          (b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive upon conversion shall be deemed to be the types and amounts of consideration received by a plurality of the holders of the shares of Common Stock that did not make an affirmative election.
          (c) The above provisions of this Section 10 shall similarly apply to successive Reorganization Events. If the provisions of Section 9 apply to any event or occurrence then this Section 10 will not apply.
          (d) The Company (or any successor) shall, within 20 days of the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 10.
          (e) The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series B-1 Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 10, and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series B-1 Preferred Stock into stock of the Person surviving such Reorganization Event or, in the case of a Reorganization Event described in Section 10(a)(ii), an exchange of Series B-1 Preferred Stock for the stock of the Person to whom the Company’s assets are conveyed or transferred, having voting powers, preferences, and relative, participating, optional or other special rights as nearly equal as possible to those provided in this Certificate of Designations.
          Section 11. Voting Powers. (a) In addition to the other voting powers and consent rights set forth in this Certificate of Designations, including, without limitation, Section 1, this Section 11 and Section 12, and as otherwise provided by law, the Holders shall be entitled to (i) vote with the holders of the Common Stock on all matters submitted for a vote of holders of Common Stock other than the election of directors (as to which the Holders shall have rights voting separately as a class as set out in this Section 11), (ii) when voting with the Common Stock on the matters set forth in Section 11(a)(i) a number of votes equal to the number of shares of Common Stock into which each such share of Series B-1 Preferred Stock is then convertible at the time of the record date for the determination of the holders of Common Stock entitled to vote on the matter in question and (iii) notice of all stockholders’ meetings in accordance with the Certificate of Incorporation and Amended and Restated By-laws of the Company (the “By-Laws”), and applicable law or regulation or stock exchange rule, as if the Holders of Series B-1 Preferred Stock were holders of Common Stock.
          (b) For as long as (i) at least 1,000,000 but less than 3,000,000 shares of Series B-1 Preferred Stock (or, if less than 1,000,000 shares of Series B-1 Preferred Stock are then outstanding, an aggregate of 1,000,000 shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock) are outstanding the Holders of a majority of the then outstanding shares of Series B-1 Preferred Stock shall have the exclusive right, voting separately as a class, to appoint and elect one director; (ii) at least 3,000,000 but less than 5,000,000 shares of Series B-1 Preferred Stock are outstanding the Holders of a majority of the then outstanding shares of Series B-1 Preferred Stock shall have the exclusive right, voting separately as a class, to appoint and elect two directors; (iii) at least 5,000,000 but less than 7,000,000 shares of Series B-1 Preferred Stock are outstanding the Holders of a majority of the then outstanding shares of Series B-1 Preferred Stock shall have the exclusive right, voting separately as a class, to appoint and elect three directors (at least one of whom shall be an Independent Director); (iv) at least 7,000,000 but less than 9,000,000 shares of Series B-1 Preferred Stock are outstanding the Holders of a majority of the then outstanding shares of Series B-1 Preferred Stock shall have the exclusive right, voting separately as a class, to appoint and elect four directors (at least two of whom shall be Independent Directors); (v) at least 9,000,000 but less than 11,000,000 shares of Series B-1 Preferred Stock are outstanding the Holders of a majority of the then outstanding shares of Series B-1 Preferred Stock shall have the exclusive right, voting separately as a class, to appoint and elect five directors (at least two of whom shall be Independent Directors); and (vi) at least 11,000,000 shares of Series B-1 Preferred Stock are outstanding the Holders of a majority of the then outstanding shares of Series B-1 Preferred Stock shall have the exclusive right, voting separately as a class, to appoint and elect six directors (at least three of whom shall be Independent Directors) (each such director, herein referred to as a “Series B-1 Director”). Notwithstanding the foregoing, if at any time the total number of directors constituting the whole Board of Directors does not equal 15 (except pursuant to the last sentence of this Section 11(b)), then the number of directors the holders of Series B-1 Preferred Stock are entitled to appoint and elect (including proportionately the number of such directors who must be Independent Directors) shall be equal to (i) the number of directors such holders would be entitled to appoint and elect (including proportionately the number of such directors who must be Independent Directors) pursuant to the first sentence of this Section 11(b) multiplied by (ii)(a) the total number of directors constituting the whole Board of Directors divided by (b) 15, rounded up or down to the nearest whole number; provided, however, (A) that so long as an aggregate of at least 1,000,000 shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock are outstanding, the number of Series B-1 Directors shall not be less than 1, and (B) that the number of Series B-1 Directors required to be Independent Directors shall not exceed, for any given number of Series B-1 Directors, the number of Independent Directors required by the first sentence of this Section 11(b). In connection with any annual or special meeting of stockholders of the Company at which directors are to be elected (or any action by written consent in lieu of a meeting), the Holders of the Series B-1 Preferred Stock shall be entitled to elect such number of Series B-1 Directors as specified by the first two sentences of this Section 11(b) based on the number of shares of Series B-1 Preferred Stock outstanding on the record date for such meeting (or written consent). The holders of record of the shares of Common Stock and of any other class or series of capital stock entitled to vote on the election of directors (other than the Series B-1 Preferred Stock), exclusively and voting together as a single class, shall, subject to the rights of any additional series of Preferred Stock that may be established from time to time, be entitled to elect the balance of the total number of directors of the Company at any meeting of stockholders of the Company at which directors are to be elected that are not to be elected or appointed by the Holders of the Series B-1 Preferred Stock. Upon the Issue Date, and at each time following the Issue Date that an increase in the number of shares of Series B-1 Preferred Stock outstanding shall entitle the Holders thereof to an increase in the number of Series B-1 Directors that may then be elected or appointed, if at such time there are not otherwise sufficient vacancies on the Board of Directors to permit the election or appointment of such additional Series B-1 Directors, the number of directors constituting the whole Board of Directors shall be increased by the smallest number sufficient to make possible the immediate election or appointment of all the Series B-1 Directors that the Holders shall then be entitled to elect or appoint pursuant to this Section 11; provided, however, that if the total number of directors constituting the Board of Directors shall at any time exceed 15, then upon the expiration of the then current term of directors (or, if earlier, the resignation, removal or death of any director then serving other than a Series B-1 Director), the number of directors constituting the Board of Directors shall automatically be reduced to 15 (but not below the number of directors then serving whose terms shall not have expired or been terminated by resignation, removal or death).

          (c) Each Series B-1 Director so elected shall serve until his or her successor is elected and qualified or his or her earlier resignation or removal; any vacancy or newly created directorship in the position of any of the Series B-1 Directors (which, for avoidance of doubt, shall include not only vacancies in positions that were previously occupied by any Series B-1 Directors but also any vacancy or newly created directorship on the Board of Directors occurring at a time when the Holders of the Series B-1 Preferred Stock are entitled to elect Series B-1 Directors pursuant to Section 11(b) hereof and the filling of such vacancy or newly created directorship would facilitate the fulfillment of such rights of the Holders of the Series B-1 Preferred Stock) may be filled only by the Holders of a majority of the then outstanding shares of Series B-1 Preferred Stock or by any remaining Series B-1 Directors and not by either the holders of any other class or series of capital stock or the Board of Directors generally; and each Series B-1 Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the holders of a majority of the then outstanding shares of Series B-1 Preferred Stock, at a special meeting called for such purpose or by written consent of such holders, and any vacancy created by such removal may also be filled by such holders at such meeting or by such consent. Notwithstanding the foregoing, at such time as the number of shares of Series B-1 Preferred Stock outstanding falls below any threshold set forth in Section 11(b) such that the number of Series B-1 Directors to be elected at the next annual meeting of stockholders pursuant to Section 11(b) would be reduced, then (i) the term of office of each Series B-1 Director shall continue until the next meeting of stockholders at which directors are to be elected (or the earlier resignation, removal or death of such Series B-1 Director), notwithstanding the fact that the number of shares of Series B-1 Preferred Stock has fallen below any threshold set forth in Section 11(b), and at such next meeting the Holders of the Series B-1 Preferred Stock shall only have the right to elect such number of Series B-1 Directors as are permitted by Section 11(b) hereof based on the number of shares of Series B-1 Preferred Stock outstanding on the record date for such meeting, and (ii) any such vacancy which would not be filled by a Series B-1 Director at such meeting may be filled prior to or at such meeting by the Board of Directors or the stockholders of the Company generally, and not by the Holders of Series B-1 Preferred Stock voting as a separate class, in accordance with the Certificate of Incorporation, the By-Laws and applicable law. The Company and the Board of Directors shall take any and all actions within their respective power to ensure compliance with the terms of this Section 11.
          (d) Each holder of Series B-1 Preferred Stock will have one vote per share on any matter on which Holders of Series B-1 Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.
          (e) If Holders of Series B-1 Preferred Stock are entitled to vote together as a separate and single class with Parity Securities (other than any class or series of Parity Securities that votes with the Common Stock as to the election of directors or otherwise), for purposes of determining the voting powers of the Holders of Series B-1 Preferred Stock, each Holder will be entitled to 1000 votes for each $1,000 of liquidation preference to which its shares of Series B-1 Preferred Stock are entitled. If Holders of Series B-1 Preferred Stock are entitled to vote together as a separate class with any other securities, each Holder will be entitled to the number of votes equal to the number of shares of Common Stock into which each such share of Series B-1 Preferred Stock is then convertible at the time of the related record date (or the time of the vote if no record date is fixed).
          (f) For so long as at least 3,000,000 shares of Series B-1 Preferred Stock are outstanding the Holders of a majority of the then outstanding shares of Series B-1 Preferred Stock shall have the right, subject to compliance with applicable NASDAQ Marketplace Rules and U.S. Securities and Exchange Commission rules and regulations, to designate one (or, subject to the last sentence of this Section 11(f), more) of the Series B-1 Directors to sit on each committee of the Board of Directors (such rights, the “Committee Rights”); provided that with respect to any committee of the Board of Directors required under applicable NASDAQ Marketplace Rules or U.S. Securities and Exchange Commission rules and regulations to be comprised solely of Independent Directors, such holders shall be entitled to Committee Rights only to the extent that any Series B-1 Directors are Independent Directors. Subject to the proviso at the end of the immediately preceding sentence, the number of Series B-1 Directors that the Holders are entitled to designate to sit on any committee of the Board of Directors pursuant to their Committee Rights shall be equal to the total number of directors constituting such committee times a fraction, of which the numerator is the number of Series B-1 Directors on the Board of Directors at such time, and the denominator is the total number of directors constituting the whole Board of Directors at such time, rounded up or down to the nearest whole number (but in any case not less than one).
          Section 12. Special Class Vote Matters. For so long as an aggregate of at least 6,250,000 shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock are issued and outstanding, in addition to any vote or consent of the stockholders of the Company required by law, NASDAQ rules, the Certificate of Incorporation or the By-laws, neither the Company nor any of its Subsidiaries will take any of the following actions, either directly or indirectly, whether by merger, consolidation or otherwise, following the Issue Date without having obtained the prior written consent or affirmative vote of the Holders of at least a majority of the then outstanding shares of the Series B-1 Preferred Stock and the Series B-2 Preferred Stock, voting together as a separate class, either by written consent or by the affirmative vote of the Holders of at least a majority of the then outstanding shares of the Series B-1 Preferred Stock and the Series B-2 Preferred Stock, at a meeting called for that purpose, consenting or voting (as the case may be) together as a separate class:
          (a) any grant, creation, authorization or issuance (or the increase in the authorized number) of any class or series of capital stock or any options, warrants, convertible securities or other rights of any kind to acquire or receive shares of capital stock of the Company, or the issuance, sale or other disposition by the Company of any shares of capital stock, or of any options, warrants, convertible securities or other such rights, held by the Company in treasury, other than in connection with (A) the exercise of employee options in accordance with their terms, or (B) the granting of equity based compensation to the extent approved by the Board of Directors;
          (b) any consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or any liquidation, dissolution or winding-up of the business and affairs of the Company, or the sale of all or substantially all of the Company’s property or business or other assets or the sale of all or substantially all of the stock or assets of XM Satellite Radio, Inc., XM Satellite Radio Holdings, Inc. or Satellite CD Radio Inc.;
          (c) except with respect to any sale or disposition of the Washington D.C. Property or in the ordinary course of business, any acquisition or disposition of assets, in each case, having a value of more than $10,000,000, or any series of related acquisitions or dispositions having a value in the aggregate of more than $20,000,000, in the aggregate;
          (d) any sale or transfer of (including without limitation any spin-off, split-off or similar transaction with respect to) any equity security or ownership interests in any Company Subsidiary (as defined in the Investment Agreement) that at the relevant time is a material Company Subsidiary, any merger or consolidation of any such Company Subsidiary, or any liquidation, dissolution, or sale of substantially all the assets of any such Company Subsidiary, in each case other than any such transaction that would not result in such Company Subsidiary no longer being wholly-owned, directly or indirectly, by the Company; provided, however, that any Company Subsidiary that holds any FCC or other material license or any satellite contract or other material contract, or that holds any material assets, or that generates any material revenue, or that is otherwise material, shall constitute a material Company Subsidiary for purposes of this Section 12(d);
          (e) any incurrence of indebtedness, or the assumption or guarantee of the obligations of any person, other than (i) the incurrence, assumption or guarantee of indebtedness not in excess of $10,000,000 per calendar year or (ii) to the extent approved by the Board of Directors of the Company prior to the entry of definitive documentation therefor, the incurrence of indebtedness to refinance, replace or restructure existing indebtedness in an amount not in excess of the principal (or, in the case of any securities with original issuance discount, accreted value), plus premium, if any, and accrued interest on such existing indebtedness;
          (f) conducting or engaging in any business in any material respect other than the business in which the Company and its Subsidiaries are engaged as of the date hereof and any business reasonably related or complementary thereto;

          (g) amending, altering, repealing, or adding any provision to the Certificate of Incorporation (including, without limitation, this Certificate of Designations) or By-laws in a manner that adversely affects the powers, rights, privileges or preferences of the Holders of the Series B-1 Preferred Stock and/or the Series B-2 Preferred Stock;
          (h) except as provided for in this Certificate of Designations, any increase or decrease in the total number of directors constituting the whole Board of Directors; and
          (i) entering into an agreement for, or committing to agree to take, or consenting to, any of the foregoing actions.
          Section 13. Fractional Shares. (a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series B-1 Preferred Stock.
          (b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion pursuant to Section 7 hereof, the Company shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the Conversion Date.
          (c) If more than one share of the Series B-1 Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B-1 Preferred Stock so surrendered.
          Section 14. Reservation of Common Stock. (a) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Company, solely for issuance upon the conversion of shares of Series B-1 Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B-1 Preferred Stock then outstanding. The Company shall take all such corporate and other actions as from time to time may be necessary to ensure that all shares of Common Stock issuable upon conversion of shares of Series B-1 Preferred Stock at the applicable Conversion Rate in effect from time to time will, upon issue, be duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or similar rights. For purposes of this Section 14, the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series B-1 Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.
          (b) Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series B-1 Preferred Stock, as herein provided,

shares of Common Stock acquired by the Company (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as (i) any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders) and (ii) all such acquired shares have all the same attributes as any other share of Common Stock then outstanding, including without limitation any rights that may then be attached to all or substantially all of the Common Stock then outstanding pursuant to any stockholders’ rights plan or similar arrangement.
          (c) All shares of Common Stock delivered upon conversion of the Series B-1 Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
          (d) Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series B-1 Preferred Stock, the Company shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.
          (e) The Company hereby covenants and agrees that, if at any time the Common Stock shall be listed on The NASDAQ Global Select Market or any other national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series B-1 Preferred Stock.
          (f) Regulatory Matters. If any shares of Common Stock or any other property or securities that would be issuable upon conversion of shares of Series B-1 Preferred Stock require the approval of any governmental authority before such shares may be issued upon conversion, the Company, at the request and expense of the holder(s) of such Series B-1 Preferred Stock, will use its reasonable best efforts to cooperate with the holder(s) of such Series B-1 Preferred Stock to obtain such approvals. Neither the Company nor any its subsidiaries shall be required to take (or commit to take) any actions pursuant to this Section 14(f), if the Company determines, in good faith, that such actions would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.
          Section 15. Equal Treatment. To the extent that the Company reclassifies, subdivides or combines the Series B-2 Preferred Stock, the Series B-1 Preferred Stock shall be reclassified, subdivided or combined on an equal per share basis.

          Section 16. Replacement Certificates. The Company shall replace any mutilated Series B-1 Preferred Stock certificate at the Holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may reasonably be required by the Company.
          Section 17. Miscellaneous. (a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, addressed: (i) if to the Company, to its office at 1221 Avenue of the Americas, 36th Floor, New York, New York 10020, Attention: Chief Financial Officer, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company, or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.
          (b) The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series B-1 Preferred Stock or shares of Common Stock or other securities issued on account of Series B-1 Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B-1 Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series B-1 Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the reasonable satisfaction of the Company, that such tax has been paid or is not payable.
          (c) No share of Series B-1 Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted; provided, however, that the Investment Agreement provides the Holder of the Series B-1 Preferred Stock with a participation right in the case of any issuance of new equity securities by the Company, subject to and in accordance with the terms and conditions set forth therein.
          (d) The shares of Series B-1 Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

          (e) Adjustment of Shares Numbers. If, after the Issue Date, there is a subdivision, split, stock dividend, combination, reclassification or similar event (“Adjustment Event”) with respect to any shares of Series B-1 Preferred Stock or Series B-2 Preferred Stock, then upon the effectiveness of such Adjustment Event all references in Sections 11 and 12 to specific numbers of such shares shall automatically be adjusted proportionately, so that the Holders of such shares will retain the same rights under Sections 11 and 12 immediately following the effectiveness of such Adjustment Event as they did immediately prior thereto.

          In Witness Whereof, Sirius XM Radio Inc. has caused this Certificate of Designations to be signed by its authorized corporate officer this 5th day of March, 2009.

Sirius XM Radio Inc.
By:	/s/ Patrick Donnelly
Name: Patrick Donnelly
Title: Executive Vice President, General Counsel and Secretary